                    EXHIBIT 11- STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS

                                                          For The Three Months Ended    For The Nine Months Ended
                                                                  September 30,               September 30,
                                                              1994           1993           1994         1993
                                                          -------------------------------------------------------
 Income before cumulative effect  of accounting change    $12,510,387    $12,399,202    $41,441,100   $32,532,494

 Cumulative effect of change in method of
    accounting for income taxes-Note 3                           -              -              -        4,212,300
                                                          -----------    -----------    -----------   -----------
 Net income                                               $12,510,387    $12,399,202    $41,441,100   $36,744,794
                                                          -----------    -----------    -----------   -----------
 Earnings per share:
 Income before cumulative effect of accounting change     $      0.37    $      0.36    $      1.21   $      0.95

 Cumulative effect of accounting change                          -              -              -      $      0.12
                                                          -----------    -----------    -----------   -----------
 Net income                                               $      0.37    $      0.36    $      1.21         $1.07
                                                          -----------    -----------    -----------   -----------
 Weighted number of common shares outstanding              34,276,614     34,418,621     34,364,106    34,380,000



 See condensed notes to consolidated financial statements.

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